EXHIBIT 15



     November 11, 2003


     Koger Equity, Inc.
     225 NE Mizner Boulevard, Suite 200
     Boca Raton, Florida  33432




     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Koger Equity, Inc. and subsidiaries for the three and nine month periods ended September 30, 2003 and 2002, as indicated in our report dated October 31, 2003; because we did not perform an audit, we expressed no opinion on such financial information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement No. 33-55179 of Koger Equity, Inc. on Form S-3, Registration Statement No. 33-54617 of Koger Equity, Inc. on Form S-8, Registration Statement No. 33-54621 of Koger Equity, Inc. on Form S-8, Registration Statement No. 33-54765 of Koger Equity, Inc. on Form S-3, Registration Statement No. 333-20975 of Koger Equity, Inc. on Form S-3, Registration Statement No. 333-23429 of Koger Equity, Inc. on Form S-8, Registration Statement No. 333-37919 of Koger Equity, Inc. on Form S-3, Registration Statement No. 333-33388 of Koger Equity, Inc. on Form S-8 and Registration Statement No. 333-38712 of Koger Equity, Inc. on Form S-8.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



     DELOITTE & TOUCHE LLP
     West Palm Beach, Florida